EXHIBIT 5.1

[LETTERHEAD OF HAMILTON, LEHRER & DARGAN, P.A.]

November 1, 2005

Golden Eagle International, Inc.
9661 South 700 East
Salt Lake City, Utah 84070

(801) 619-9320

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GOLDEN EAGLE INTERNATIONAL INC. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of  up to an aggregate of 30,000,000 shares of the Company’s common stock, $0.0001 par value, (the “Common Stock”) issuable or reserved for issuance pursuant to the Company’s stock option plan adopted October 21, 2005 (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and the Company’s Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ HAMILTON, LEHRER & DARGAN, P.A

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